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EXHIBIT 99.1

POLYCOM COMPLETES ACQUISITION OF ACCORD NETWORKS

    MILPITAS, California—February 28, 2001—Polycom®, Inc. (NASDAQ: PLCM), a worldwide leader in broadband communication solutions and Accord Networks Ltd. (NASDAQ: ACCD) announced today the completion of Polycom's acquisition of Accord, a leading provider of next-generation, rich-media network products that enable Internet Protocol (IP) and other network voice and video communications in both the customer premise and service provider markets. The acquisition was closed effective February 28, 2001, following the approval of the merger by the Accord shareholders.

    Under the terms of the merger, originally announced December 6, 2000, Polycom will exchange approximately 6.3 million shares of common stock for all outstanding Accord shares and will assume Accord options and warrants exercisable into approximately 1.5 million shares of Polycom common stock. The exchange and assumption will occur at a rate of 0.3065 Polycom shares for each Accord share. As previously announced, Polycom will account for the merger as a pooling of interests.

    Accord will be integrated into Polycom to form its Network Infrastructure Product Line. Jules DeVigne, formerly Accord's Chairman and CEO, will serve as a Senior Vice President of Polycom.

    Polycom will host a conference call to discuss the completion of this merger transaction on Thursday, March 1, 2001 at 5:00 p.m. ET, 2:00 PT. The two numbers that may be used to access the call are 888.293.1928 and 212.231.6039. Also, the call will be available on the websites of Polycom and Accord for one week, beginning at approximately 7:00 p.m. PT on March 1.

About Polycom

    Polycom develops, manufactures and markets a full range of premium-quality network access devices and broadband appliances. Polycom's integrated communications solutions enable business and professional users to immediately realize the benefits of voice, video and data over rapidly growing broadband networks. Additional information about Polycom is available at www.polycom.com.

About Accord

    Accord Networks Ltd. is the leading manufacturer of video and voice network products for the converged network. Accord develops and markets the V2IPERA product family—a line of network infrastructure servers that empower rich-media communications over IP, ATM, and circuit-switched network environments. Additional information about Accord Networks may be found at www.accordnetworks.com.

    NOTE: Polycom and the Polycom logo design are registered trademarks of Polycom, Inc. in the U.S. and various countries. Accord is a registered trademark and V2IPERA is a trademark of Accord Networks.

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POLYCOM COMPLETES ACQUISITION OF ACCORD NETWORKS